Exhibit 10.6

BANKFINANCIAL, F.S.B.

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made effective as of March 21, 2003 (the “Effective Date”), by and between BankFinancial, F.S.B. (the “Bank”), a federally chartered stock savings bank having its principal office at 21110 South Western Avenue, Olympia Fields, Illinois, and Robert J. O’Shaughnessy (“Executive”).

WHEREAS, the Board of Directors of the Bank (the “Board”) considers the continued availability of Executive’s services to be important to the successful management and conduct of the Bank’s business, and wishes to assure the continued availability of Executive’s full-time services to the Bank as provided in this Agreement; and

WHEREAS, Executive is willing to continue to serve in the employ of the Bank on a full-time basis on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. POSITION AND RESPONSIBILITIES.

(a) Position. During the period of employment established by Section 2(a) of this Agreement (the “Employment Period”), Executive agrees to serve, if appointed to serve, as the Chief Credit Officer and the Executive Vice President of the Operations Division of the Bank and its parent companies, BankFinancial MHC, Inc. (“BFMHC”) and BankFinancial Corporation (“BFC”).

(b) Duties and Responsibilities. Executive shall have and exercise the duties, responsibilities, privileges, powers and authority commensurate with such position as the Board or the Chief Executive Officer of the Bank has assigned and may hereafter assign to Executive.

(c) Faithful Performance. Except for periods of paid time off taken in accordance with Section 3(f) hereof or following a Disability Determination made in accordance with Section 4(b) hereof, Executive shall devote substantially all of his business time, attention, skill and efforts during the Employment Period to the faithful performance of his duties hereunder, and shall not engage in any business or activity that interferes with the performance of such duties or conflicts with the business, affairs or interests of the Bank, BFC or BFMHC; provided that, notwithstanding the foregoing, Executive may: (i) perform his obligations under any Employment Agreement between BFC and Executive (the “BFC Agreement”) and any Employment Agreement between BFMHC and Executive (the “BFMHC Agreement”); and (ii) hold directorships, offices or other positions in one or more other organizations to the extent permitted by the Bank’s Professional Responsibility Policy, as amended from time to time, or as otherwise approved by the Board or the Chairman and Chief Executive Officer.

(d) Performance Standards. During the Employment Period, Executive shall perform his duties in accordance with the policies and procedures of the Bank, as amended from time to time, such reasonable performance standards as the Board or the Chief Executive Officer of the

Bank has established or may hereafter establish in the exercise of good faith business judgment, including those set forth in the Bank’s Personnel Manual, as amended from time to time, and such Business Plans as the Board or the Chief Executive Officer of the Bank has established or may hereafter establish in the exercise of good faith business judgment.

2. TERM OF EMPLOYMENT.

(a) Term. The Employment Period shall commence as of the Effective Date and shall thereafter continue for a period of thirty-six (36) months (as adjusted on March 31, 2004, as provided below) unless extended as provided herein. On or before March 31, 2004, and on or before March 31st of each succeeding calendar year during the Employment Period (each an “Anniversary Date”), the Board, subject to the review process set forth in Section 2(b) hereof, may extend the Employment Period for an additional one (1) year so that the remaining term of the Employment Period shall then be thirty-six (36) months. All references herein to the Employment Period shall mean, for all purposes of this Agreement, Executive’s Employment Period as initially established by, and as may subsequently be extended pursuant to, this Section 2(a).

(b) Annual Review. The Board shall review this Agreement and the compensation arrangements provided for herein on or before March 31, 2004, and at least annually thereafter on or before each subsequent Anniversary Date. As part of each annual review, the Board shall determine whether or not to increase Executive’s Base Salary as provided in Section 3(a) hereof and to extend the Employment Period for an additional one (1) year as provided in Section 2(a) hereof. The rationale and results of such review, and the justification for any such increase or extension, shall be documented in the minutes of the meeting at which the Board conducted such review. The Board or a committee or representative thereof shall notify Executive in writing as soon as practicable, and not later than each applicable Anniversary Date, of the results of such review, including its decision whether or not to increase Executive’s Base Salary and to extend the Employment Period. A decision by the Board not to, or the Board’s failure to, increase Executive’s Base Salary shall not constitute a breach of this Agreement or a “Good Reason” under Section 5(b) hereof.

3. COMPENSATION AND OTHER BENEFITS.

(a) Base Salary. During the Employment Period, the Bank shall pay Executive the annual base salary that is reflected in the payroll records of the Bank on the Effective Date (“Base Salary”), subject to any discretionary increases that the Board may hereafter elect to make pursuant to this Section 3(a). Any portion of annual Base Salary that Executive elects to defer under any deferred compensation arrangement that is now or hereafter maintained by the Bank shall be considered part of Base Salary for the purposes of this Agreement. Executive’s Base Salary shall be payable in accordance with the regular payroll practices of the Bank. The Board or the Board’s Compensation Committee (the “Compensation Committee”) may increase Executive’s Base Salary at any time, but shall not reduce Executive’s Base Salary during the Employment Period without the Executive’s express prior written consent. All references herein to Base Salary shall mean, for all purposes of this Agreement, Executive’s Base Salary as initially established in, and as may subsequently be increased pursuant to, this Section 3(a).

(b) Bonuses; Incentive Compensation. In addition to Executive’s Base Salary, Executive shall be entitled to incentive compensation and bonuses to the extent earned pursuant to any plan or arrangement of the Bank in which Executive is eligible to participate during the Employment Period, or to such other extent as the Board or its Compensation Committee may determine in its discretion to award to Executive.

(c) Other Compensation. The Bank may provide such additional compensation to Executive in such form and in such amounts as may be approved by the Board or the Compensation Committee in its sole discretion.

(d) Special Allowances. The Bank shall provide Executive with an automobile allowance and a cellular telephone allowance during the Employment Period in accordance with the standard policies and practices of the Bank.

(e) Reimbursement of Expenses. The Bank shall pay or reimburse Executive in accordance with the standard policies and practices of the Bank for all reasonable expenses incurred by Executive during the Employment Period in connection with his employment hereunder or the business of the Bank.

(f) Paid Time Off. Executive shall be entitled to receive not less than 176 hours of paid time off (“PTO”) per calendar year during the Employment Period in accordance with the PTO policies of the Bank as then applicable to senior executive officers of the Bank. Executive shall also be entitled to take time off during all legal holidays approved by the Board for Bank employees generally. Executive shall receive his Base Salary and the other amounts and benefits provided for in Section 3 hereof during all PTO periods and legal holidays. Except as permitted by the PTO policies of the Bank, Executive shall not be entitled to receive any additional compensation for his failure to take PTO or accumulate unused PTO from one year to the next.

(g) Other Benefits. The Bank shall provide Executive with all other benefits that are now or hereafter provided uniformly to non-probationary full-time employees of the Bank during the Employment Period, including, without limitation, benefits under any Section 125 Cafeteria Plan, any group medical, dental, vision, disability and life insurance plans that are now or hereafter maintained by the Bank (collectively, the “Core Plans”), and under any 401(k) plan that is now or hereafter sponsored by the Bank, in each case subject to the Bank’s policies concerning employee payments and contributions under such plans. The Bank shall not make any changes to any Core Plan that would materially and adversely affect Executive’s rights or benefits under such plan unless such changes are made applicable to all non-probationary full-time employees of the Bank on a non-discriminatory basis. Nothing paid to Executive under any Core Plan or any 401(k) plan shall be deemed to be in lieu of any other compensation that Executive is entitled to receive under this Agreement.

(h) Disability Insurance. During the Employment Period, the Bank may provide Executive with a disability insurance policy with coverage sufficient to provide Executive with annual disability insurance payments in an amount equal to not less than sixty percent (60%) of Executive’s Base Salary for a period at least equal to the then remaining term of the Employment Period (the “Disability Policy”) in the event that Executive’s employment is terminated by reason of a Disability Determination (as defined below). If a Disability Policy is so provided,

Executive shall be responsible for the payment of all premiums on the Disability Policy and shall cooperate with the Bank in all respects as necessary or appropriate to enable the Bank to procure the Disability Policy, and the Bank shall provide Executive with an annual allowance in an amount sufficient, on an after-tax basis, to equal the annual premiums for the Disability Policy.

(i) Disability Insurance Adjustment. If Executive receives disability benefits under the Disability Policy or any Core Plan or receives federal Social Security disability benefits (collectively, “Disability Payments”), the Bank’s obligation under Section 3(a) and 6(b) hereof to pay Executive his Base Salary shall be reduced, as of the date the Disability Payments are first received by Executive, to an amount equal to the difference between Executive’s Base Salary and the Disability Payments that Executive received during each applicable payroll period. The Executive shall make reasonable good faith efforts to notify the Bank of the receipt of Disability Payments.

(j) Life Insurance. During the Employment Period, the Bank may provide Executive with a term life insurance policy with coverage sufficient to provide a death benefit in an amount not less than three (3) times Executive’s Base Salary, as of the date of this Agreement, containing a rider for inflation based adjustments (the “Life Insurance Policy”), unless such life insurance policy is unobtainable due to the Executive’s failure to cooperate in obtaining the same or Executive is uninsurable. If a Life Insurance Policy is so provided, the Bank shall pay all premiums on the Life Insurance Policy and Executive shall pay all income taxes that become due as a result of the Bank’s payment of such premiums; provided, however, that the Bank shall provide Executive with an annual Life Insurance Policy allowance in an amount calculated as follows: (the amount of the annual premiums paid by the Bank for the Life Insurance Policy during that year) divided by (1 – Executive’s income tax rate for that year). Executive shall cooperate with the Bank in all respects as necessary or appropriate to enable the Bank to procure the Life Insurance Policy. Executive shall own and have exclusive authority to designate one or more beneficiaries under the Life Insurance Policy. Executive shall have the right to assume responsibility for the payment of the premiums under and to continue the Life Insurance Policy following the termination of Executive’s employment with the Bank, but only if such assumption and continuation are permissible under the terms of the Life Insurance Policy and any costs associated therewith are borne by Executive. The Life Insurance Policy shall be in addition to any life insurance benefits that the Bank now or hereafter provides uniformly to non-probationary full-time employees of the Bank during the Employment Period.

(k) Club Dues. In addition to any other compensation provided for under this Agreement, the Bank shall pay Executive an amount sufficient, on an after-tax basis, to maintain his membership at the Union League Club during the Employment Period.

4. TERMINATION BY THE BANK.

(a) Termination For Cause. The Board may terminate Executive’s employment with the Bank “For Cause” at any time during the Employment Period, subject to the requirements set forth in this Section 4(a) and in Section 7 of this Agreement. A termination “For Cause” shall mean the Bank’s termination of Executive’s full-time employment hereunder because of Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), or final cease-and-desist order, a repeated and material failure to achieve minimum objectives under a Business Plan established in accordance with Section 1(d) of this Agreement, a repeated and material failure of Executive to meet reasonable performance standards established in accordance with Section 1(d) of this Agreement, or a material breach of any provision of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated For Cause unless and until (i) there shall have been delivered to Executive a written notice of the Board’s intention to terminate Executive’s employment For Cause, specifying the alleged grounds for such termination; (ii) if the alleged grounds for such termination are a material breach of this Agreement, a repeated and material failure to achieve minimum objectives under a Business Plan established in accordance with Section 1(d) of this Agreement, or a repeated and material failure of Executive to meet reasonable performance standards established in accordance with Section 1(d) of this Agreement, providing Executive with a reasonable opportunity to cure, if curable, any conduct or acts alleged to be such; (iii) following delivery of such written notice, Executive (together with any counsel selected by him) shall have been given a reasonable opportunity to present to the Board, at a meeting called and held for or including that purpose, Executive’s position regarding any dispute that exists regarding the alleged grounds for termination For Cause, and (iv) the Board shall adopt a resolution by the affirmative vote of not less than a majority of its members, finding in good faith and on the basis of reasonable evidence that Executive was guilty of conduct justifying a termination For Cause. The Notice of Termination (as defined in Section 7 below) issued in connection with the termination of Executive’s employment For Cause shall be accompanied by a copy of such resolution. Should a dispute arise concerning the Executive’s termination For Cause, any review of the For Cause termination in any judicial or arbitration proceeding will be limited to a determination of whether the Board acted in good faith and on the basis of reasonable evidence. The Board shall also be deemed to have terminated Executive’s employment with the Bank For Cause if Executive’s employment with BFC or BFMHC is terminated For Cause during the Employment Period in accordance with the requirements set forth in Section 4(a) of the BFC Agreement or the BFMHC Agreement, respectively.

(b) Termination for Disability. The Board, in its discretion, may terminate Executive’s employment with the Bank at any time from and after the date on which a physician chosen by the Bank and reasonably acceptable to Executive or Executive’s personal representatives determines that Executive, due to an accident or a physical or mental illness, has been, is or will be incapable of fulfilling the duties and responsibilities set forth in Section 1(b) hereof for a period of more than one hundred and eighty (180) days within a one (1) year period (a “Disability Determination”). Following a Disability Determination, the Board may, in lieu of terminating Executive’s employment by reason of the Disability Determination, appoint one or more other persons to serve as Acting Chief Credit Officer and/or Acting Executive Vice President of the Operations Division of the Bank to fulfill, on a temporary basis, the duties and responsibilities of Executive. Any such temporary appointment shall be without prejudice to the Board’s right to thereafter terminate Executive’s employment based on a Disability Determination made pursuant to this Section 4(b) or as otherwise provided herein. The Board shall also be deemed to have terminated Executive’s employment with the Bank based on a “Disability Determination” if Executive’s employment with BFC or BFMHC is terminated during the Employment Period based on a “Disability Determination” in accordance with the requirements set forth in Section 4(b) of the BFC Agreement or the BFMHC Agreement, respectively.

(c) Termination Without Cause. The Board, in its discretion, may terminate Executive’s employment with the Bank “Without Cause” at any time, subject to the notification requirements set forth in Section 7 hereof. A termination “Without Cause” shall mean the Board’s termination of Executive’s employment for any reason other than a termination For Cause or a termination based on a Disability Determination. The Board shall also be deemed to have terminated Executive’s employment with the Bank Without Cause if Executive’s employment with BFC or BFMHC is terminated during the Employment Period “Without Cause” in accordance with the requirements set forth in Section 4(c) of the BFC Agreement or the BFMHC Agreement, respectively.

5. TERMINATION BY EXECUTIVE OR BY REASON OF DEATH.

(a) Termination By Resignation. Executive may, in his discretion, terminate his employment with the Bank “By Resignation” at any time during the Employment Period, subject to the notification requirements set forth in Section 7 hereof. A termination “By Resignation” shall mean Executive’s termination of his employment for any reason other than a “Good Reason” as such term is defined in Section 5(b) hereof. Executive shall also be deemed to have resigned his employment with the Bank, and to have terminated his employment with the Bank By Resignation, if Executive’s employment with BFC or BFMHC is terminated during the Employment Period By Resignation in accordance with the requirements set forth in Section 5(a) of the BFC Agreement or the BFMHC Agreement, respectively.

(b) Termination For Good Reason. Executive may terminate Executive’s employment with the Bank for “Good Reason,” subject to the requirements set forth in this Section 5(b) and the notification requirements set forth in Section 7 hereof. A termination for “Good Reason” shall mean Executive’s resignation from the Bank’s employ during the Employment Period based upon any of the following acts, omissions or events, but only if taken or occurring during the Employment Period without Executive’s prior written express consent: (i) a decision by the Board not to elect or re-elect or to appoint or re-appoint Executive to the offices of Chief Credit Officer and Executive Vice President of the Operations Division of the Bank, or a decision by the Board to remove Executive from any such position; (ii) a failure by the Board to elect or re-elect or to appoint or re-appoint Executive to the offices of Chief Credit Officer and Executive Vice President of the Operations Division of the Bank; (iii) the failure of the Board to extend the Employment Period on or before an applicable Anniversary Date pursuant to Section 2(a) for an additional one (1) year so that the remaining term thereof will be thirty-six (36) months; (vi) the Board’s relocation of Executive’s principal place of employment to a place that is more than fifteen (15) miles from the city limits of Chicago, Illinois; (iv) a reduction in Executive’s Base Salary, or a material reduction in the benefits to which Executive is entitled to receive under Section 3(d) through (k) of this Agreement; (v) a liquidation or dissolution of the Bank; (vi) a material uncured breach of this Agreement by the Bank; (vii) Executive’s termination of his employment with BFMHC for “Good Reason” as defined in the BFMHC Agreement; (viii) Executive’s termination of his employment with BFC for “Good Reason” as defined in the BFC Agreement; (ix) BFMHC’s termination of Executive’s employment with BFMHC “Without Cause” as defined in the BFMHC Agreement; or (x) BFC’s termination of Executive’s employment with BFC “Without Cause” as defined in the BFC Agreement. Executive shall have the right to elect to terminate his employment for Good Reason only by giving the Chairman and Chief Executive Officer of the Bank a Notice of Termination (as defined below) within sixty

(60) days after the act, omission or event giving rise to said right to elect. Notwithstanding the foregoing, Executive shall not have a right to elect to terminate his employment (i) based on the events set forth in this Section 5(b) solely on the basis of the Board’s appointment of an Acting Chief Credit Officer and/or Acting Executive Vice President of the Operations Division of the Bank following a Disability Determination made in accordance with Section 4(b) of this Agreement, or (ii) if the Bank fully rescinds or cures, within ten (10) days after its receipt of Executive’s Notice of Termination, the act, omission or event giving rise to Executive’s right to elect to terminate his employment for Good Reason. Executive shall also be deemed to have terminated his employment with the Bank for Good Reason if Executive’s employment with BFC or BFMHC is terminated during the Employment Period for Good Reason in accordance with the requirements set forth in Section 5(b) of the BFC Agreement or the BFMHC Agreement, respectively.

(c) Termination Upon Death. Executive’s employment with the Bank shall terminate immediately upon Executive’s death, without regard to the notification requirements set forth in Section 7 hereof.

6. FINANCIAL CONSEQUENCES OF TERMINATION.

(a) Termination For Cause. In the event that Executive’s employment is terminated For Cause during the Employment Period, the Bank shall pay Executive the unpaid balance of Executive’s Base Salary through the effective date of the termination of Executive’s employment (“Earned Salary”), but Executive shall receive no bonus or incentive compensation for the current year (all such amounts shall remain unearned and unvested), and shall receive no compensation or other benefits (including the compensation and benefits set forth in Section 3(a) through (k) and Section 6 hereof) for any period after the effective date of the termination of Executive’s employment; provided, however, that the right of Executive to assume and continue the Life Insurance Policy under Section 3(j) hereof, any rights of Executive under any applicable state and federal laws, including ERISA and COBRA, and any rights of Executive that have vested, whether by application of any state or federal law, the provisions of any contract, employee benefits plan or otherwise, shall not be terminated or prejudiced by a termination For Cause. Upon Executive’s death, any payments due under this Section 6(a) shall be paid, as applicable, to Executive’s estate, trust or as otherwise required by law.

(b) Termination for Disability. In the event that Executive’s employment is terminated during the Employment Period based on a Disability Determination, the Bank shall: (i) pay Executive his Earned Salary (as defined above); (ii) pay Executive an amount equal to the annual average of any cash incentive compensation and bonus that Executive received during the immediately preceding two (2) fiscal years, prorated based on the number of days during such year that elapsed prior to the effective date of the termination of Executive’s employment (“Prorated Incentive Compensation”); (iii) make, for the benefit of Executive, the matching 401(k) plan contribution that Executive is entitled to receive for the current year, prorated based on the number of days during such year that elapsed prior to the effective date of the termination of Executive’s employment (“Accrued Plan Contribution”), (iv) subject to the disability insurance adjustment set forth in Section 3(i) hereof, pay Executive the Base Salary that Executive would have been paid pursuant to Section 3(a) hereof from the effective date of termination through the date the Employment Period would have expired if Executive’s employment had not been sooner terminated based on a Disability Determination; and (v) provide Executive (or upon his death, his surviving spouse and minor children, if any) with the same coverage under the Core Plans (or if applicable, a Contingent Insurance Stipend under Section 6(j)) that Executive would have been provided pursuant to Section 3(g) hereof from the effective date of termination through the date the Employment Period would have expired if Executive’s employment had not been sooner terminated based on a Disability Determination (in each case subject to Executive’s payment of the costs and contributions that such plans provide are the responsibility of the insured employee and the availability of such continued coverage through the Bank’s then-current insurance carrier). Except as provided in Section 3(h), Section 3(j) (but only with respect to the assumption and continuation of the Life Insurance Policy) and this Section 6(b), the Bank shall have no obligation to provide Executive with any other compensation or benefits pursuant Section 3(a) through (k) or Section 6 of this Agreement following a termination of Executive’s employment based on a Disability Determination. Except as provided in Section 6(g) hereof, the amounts payable under Subsections (ii) and (iv) of this Section 6(b) shall be paid in equal installments over the period beginning on the Bank’s first regular payroll date after the effective date of termination and continuing through the Bank’s first regular payroll date after the date the Employment Period would have expired if Executive’s employment had not been sooner terminated based on a Disability Determination. Upon Executive’s death, any payments due under this Section 6(b) shall be paid, as applicable, to Executive’s estate, trust or as otherwise required by law.

(c) Termination Without Cause. In the event that Executive’s employment is terminated Without Cause during the Employment Period, the Bank shall: (i) pay Executive his Earned Salary (as defined above); (ii) pay Executive his Prorated Incentive Compensation (as defined above); (iii) make, for the benefit of Executive, the Accrued Plan Contribution (as defined above); (iv) subject to Section 6(j) hereof, provide Executive (or upon his death, his surviving spouse and minor children, if any) with coverage under the Core Plans (or if applicable, a Contingent Insurance Stipend) for a period of thirty-six (36) months from the effective date of the termination of Executive’s Employment (in each case subject to Executive’s payment of the costs and contributions that such plans provide are the responsibility of the insured employee and the availability of such continued coverage through the Bank’s then-current insurance carrier); and (v) pay Executive an amount equal to three (3) times Executive’s Average Annual Compensation. The term “Average Annual Compensation” shall mean the average of Executive’s annual Compensation based on the most recent three (3) taxable years, or if Executive was employed by the Bank for less than three (3) full taxable years, based on such lesser number of taxable years or portions thereof as Executive was employed by the Bank. The term “Compensation” shall mean, for the purposes of the foregoing definition as it relates to any tax year, all Base Salary, incentive compensation, bonuses, special allowances, other compensation, club dues and other benefits paid by the Bank to Executive in such taxable year pursuant to Section 3(a) through (k) hereof, any director or committee fees paid by the Bank to Executive during such tax year, and any other taxable income paid by the Bank to Executive during such tax year. Except as provided in Section 3(j) (but only with respect to the assumption and continuation of the Life Insurance Policy) and this Section 6(c), the Bank shall have no obligation to provide Executive with any other compensation or benefits pursuant Section 3(a) through (k) or Section 6 of this Agreement following a termination of Executive’s employment Without Cause. Except as provided in Section 6(g) hereof, the amounts payable under Subsections (ii) and (v) of this Section 6(c) shall be paid in equal installments over the period beginning on the Bank’s first regular payroll date after the effective date of termination and continuing thereafter on each regular payroll date for thirty-six (36) months. Upon Executive’s death, any payments due under this Section 6(c) shall be paid, as applicable, to Executive’s estate, trust or as otherwise required by law.

(d) Termination By Resignation. In the event that Executive’s full-time employment is terminated By Resignation during the Employment Period, the Bank shall pay Executive his Earned Salary (as defined above), but Executive shall receive no compensation or other benefits (including the compensation and benefits set forth in Section 3(a) through (k) hereof) for any period after the effective date of the termination of Executive’s employment; provided, however, that the right of Executive to assume and continue the Life Insurance Policy under Section 3(j) hereof, any rights of Executive under any applicable state and federal laws, including ERISA and COBRA, and any rights of Executive that have vested, whether by application of any applicable state or federal law, the provisions of any contract, employee benefits plan or otherwise, shall not be terminated or prejudiced by a termination By Resignation. Except as provided in Section 3(j) (but only with respect to the assumption and continuation of the Life Insurance Policy) and this Section 6(d), the Bank shall have no obligation to provide Executive with any other compensation or benefits pursuant Section 3(a) through (k) or Section 6 of this Agreement following a termination of Executive’s employment By Resignation.

(e) Termination for Good Reason. In the event that Executive’s employment is terminated by Executive for Good Reason during the Employment Period, the Bank shall pay Executive the same amounts, and shall, subject to Section 6(j) hereof, provide Executive (or upon his death, his spouse and minor children, if any) with the same coverages under the Core Plans (or if applicable, the same Contingent Insurance Stipend), that Executive would have been paid and provided pursuant to Section 6(c) hereof if his employment had been terminated by the Bank Without Cause on the effective date of the termination of Executive’s employment. Except as provided in Section 3(j) (but only with respect to the assumption and continuation of the Life Insurance Policy) and this Section 6(e), the Bank shall have no obligation to provide Executive with any other compensation or benefits pursuant Section 3(a) through (k) or Section 6 of this Agreement following a termination of Executive’s employment for Good Reason. Except as provided in Section 6(c) and Section 6(g) hereof, the amounts payable under this Section shall be paid in equal installments over the period beginning on the Bank’s first regular payroll date after the effective date of termination and continuing thereafter on each regular payroll date for thirty-six (36) months. Upon Executive’s death, any payments due under this Section 6(e) shall be paid, as applicable, to Executive’s estate, trust or as otherwise required by law.

(f) Termination Upon Death. In the event Executive’s employment with the Bank is terminated during the Employment Period by reason of Executive’s death, the Bank shall, subject to Section 6(j) hereof, provide Executive’s surviving spouse and minor children, if any, with the same coverages under the Core Plans (or if applicable, the same Contingent Insurance Stipend) that Executive would have been provided pursuant to Section 6(b) hereof if his employment had been terminated by the Bank based on a Disability Determination on the date of Executive’s death (subject to the payment of the costs and contributions that such plans provide are the responsibility of the insured employee and the availability of such continued coverage through the Bank’s then-current insurance carrier). In addition, the Bank shall pay, as applicable, Executive’s estate or trust, in accordance with the Bank’s regular payroll practices, the Base Salary that Executive would have been paid pursuant to Section 3(a) hereof from the effective date of termination through the date the Employment Period would have expired if Executive’s employment had not been sooner terminated based on Executive’s death; provided, however, that the Bank shall have no obligation to make such payments if it procures and causes Executive to be insured under the Life Insurance Policy in the amount specified in, and otherwise in accordance with, Section 3(j) hereof, and the death benefits are paid to the beneficiaries under the Life Insurance Policy in accordance with Section 3(j) hereof. Except as provided in Section 3(j) or this Section 6(f), the Bank shall have no obligation to provide Executive’s estate, surviving spouse or minor children with any other compensation or benefits pursuant to Section 3(a) through (k) or Section 6 of this Agreement following a termination of Executive’s employment by reason of Executive’s death. This provision shall not negate any rights that Executive, his estate or beneficiaries may have to death benefits under any employee benefit plan of the Holding Companies or the Bank. Except as provided in Section 6(b) and Section 6(g) hereof, any amounts payable under this Section 6(f) shall be paid in equal installments over the period beginning on the Bank’s first regular payroll date after the date of death and continuing through the Bank’s first regular payroll date after the date the Employment Period would have expired if Executive’s employment had not been sooner terminated based on Executive’s death.

(g) Installment Payments; Lump Sum Payment Election. At the election of the Bank, all amounts payable hereunder in installments may be paid in a single lump sum within forty-five (45) days of the effective date of the termination of Executive’s employment. For the purpose of calculating the amount of the lump sum payment, all amounts payable to Executive in installments, other than any cash incentive compensation payments that are payable in accordance with Section 6(b), Section 6(c), Section 6(e) or Section 6(f) of this Agreement, any Core Plan contributions that are required to be made by the Bank and any Contingent Insurance Stipend payable pursuant to Section 6(j), shall be discounted to reflect the present value of such payments using a discount rate equal to the then applicable rate for two (2) year United States Treasury Notes. If the Bank desires to make such an election, it shall be required to do so in a writing delivered to Executive or if applicable, the executor or personal representative of Executive’s estate or the trustee of Executive’s trust, within forty-five (45) days of the effective date of the termination of Executive’s employment. Except as provided in Section 8(f), no payments due Executive under this Agreement shall be reduced solely by reason of the fact that Executive obtains other employment following termination of his employment with the Bank.

(h) Capital Limitations. Notwithstanding any other provisions of this Agreement: (i) in the event the Bank is not in compliance with its minimum capital requirements as established by applicable federal laws and regulations at the time any payment becomes due to Executive pursuant to Section 6 hereof, the Bank shall be entitled to defer such payment until such time as the Bank is in compliance with such minimum capital requirements; and (ii) if the Bank is in compliance with such minimum capital requirements at the time any such payment becomes due, but the making of any such payment would cause the Bank’s capital to fall below such minimum capital requirements, the Bank shall be entitled to reduce the amount of such payment as necessary to enable the Bank to remain in compliance with such minimum capital requirements, subject to the Bank’s obligation to pay the amount of any such reductions (or any portion thereof ) as soon as such amount can be paid without causing the Bank’s capital to fall below such minimum capital requirements.

(i) Section 280G Limitation. Notwithstanding any other provisions of this Agreement, in no event shall the aggregate payments or benefits to be made or afforded to Executive pursuant to Section 6 of this Agreement constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, or any successor thereto. In order to avoid such a result, such aggregate payments or benefits will be reduced, if necessary, to a lesser amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount” as determined in accordance with said Section 280G. The reduction shall be allocated among the components of such payments and benefits in the manner designated by Executive.

(j) Contingent Insurance Stipend. In the event that the continued medical insurance coverage that the Bank is obligated to provide pursuant to Sections 6(b)(v) and 6(c)(iv) (and by operation of such provisions, pursuant to Sections 6(e) and 6(f)) of this Agreement is not then available, the Bank shall pay Executive (or upon his death, his spouse and minor children, if any), during the applicable period, a stipend in an amount sufficient, on an after-tax basis, to equal the amount that the Bank would have contributed for Executive’s benefit during the applicable period under the Bank’s Section 125 Cafeteria Plan if Executive had remained in the Bank’s employ during the applicable period. The stipend shall be payable in equal installments during the applicable period on dates coinciding with the Bank’s regular payroll dates.

(k) General Release. In consideration of the Bank’s agreements with respect to the monetary payments provided for in Sections 6(b), 6(c), 6(e) and 6(f) of this Agreement (which payments exceed the nature and scope of that to which Executive would have been legally entitled to receive absent this Agreement), and as a condition precedent to Executive’s receipt of such payments, Executive (or in the event of Executive’s death, Executive’s executor, trustee, administrator or personal representative, as applicable), shall, at the time the first of any such payments is tendered, execute and deliver to the Bank a general release in favor of the Bank and its Affiliates (as defined below), releasing all claims, demands, causes of actions and liabilities arising out of this Agreement, Executive’s employment or the termination thereof, including, but not limited to, claims, demands, causes of action and liabilities for wages, back pay, front pay, attorney’s fees, other sums of money, insurance, benefits, or contracts; and all claims, demands, causes of actions and liabilities arising out of or under the statutory, common law or other rules, orders or regulations of the United States or any State or political subdivision thereof, whether now existed or hereinafter enacted or adopted, including the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, and no further payments shall be due Executive until such time as all applicable waiting or rescission periods thereunder shall have expired or shall have been waived. Notwithstanding the foregoing or anything to the contrary herein, the general release shall not release any unperformed obligations of the Bank under this Agreement, or of BFC or BFMHC under their respective Employment Agreements with Executive.

7. NOTICE OF TERMINATION.

Any termination or purported termination by the Bank or Executive of Executive’s employment with the Bank shall be communicated by a Notice of Termination to the other party. A “Notice of Termination” shall mean a written notice that shall set forth the effective date of the termination of Executive’s employment, identify the specific termination provision(s) in this

Agreement relied upon, and set forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Executive’s employment under the provision so identified. The party issuing the Notice of Termination shall cause it to be delivered to the other party either in person, by United States mail or via a reputable commercial delivery service (i) not less than thirty (30) days prior to the effective date of termination in the case of a termination Without Cause or By Resignation or based on a Disability Determination; (ii) not less than thirty (30) prior to the effective date of termination and as otherwise provided in Section 4(a) hereof in the case of a termination For Cause; and (iii) as provided in Section 5(b) hereof in the case of a Termination for Good Reason. Unless otherwise specified herein, notices to the Bank shall be addressed and delivered to the principal headquarters office of the Bank, Attention: General Counsel, with a copy concurrently so delivered to General Corporate Counsel to the Bank, Barack Ferrazzano Kirschbaum Perlman & Nagelberg, 333 West Wacker Drive, Suite 2700, Chicago, Illinois 60606, to the joint attention of Edwin S. del Hierro and Lynne D. Mapes-Riordan. Notices to the Executive shall be sent to the address set forth below the Executive’s signature on this Agreement, or to such other address as Executive may hereafter designate in a written notice given to the Bank and its counsel.

8. NON-COMPETITION AND OTHER AGREEMENTS.

(a) Non-Competition. Executive shall not, during the Non-Competition Period (as hereinafter defined), directly or indirectly, and in any capacity, including as an individual for Executive’s own account, or as an employee, agent, independent contractor, consultant, officer, director, stockholder, owner or member of any association, corporation (whether for profit or not for profit), partnership (whether general or limited), limited liability company, trust, firm, any federal, state or local government, agency, commission, board, district or body politic, any other registered or legal entity of any type (each a “Legal Entity”), or as an employee, agent, independent contractor or consultant of or for any person, compete with the Bank in any of the following lines of business: the business of originating or purchasing loans, leases and payment streams thereunder, accepting deposits, selling or providing insurance, securities, financial planning, and asset management products and services, accepting referrals of any of the foregoing, and other business contracts, relationships or activities of the Bank and any Affiliate (as defined below) of the Bank (collectively, “Banking Business”) from a place that is located within five (5) miles of a place where the Bank or any Affiliate maintains a branch, office or other place of business, or has filed a regulatory notice or application to establish a branch, office or other place of business (collectively, the “Restricted Area”). The term “Non-Competition Period” shall mean: (i) the greater of (A) six (6) months after the effective date of the termination of Executive’s employment, and (B) any period of time during which Executive is entitled to receive payments or benefits pursuant to Section 6(b), 6(c) or 6(e) of this Agreement on account of a termination based on a Disability Determination, Without Cause or for Good Reason, respectively, which period shall be determined without regard to any election made by the Bank to make any payments in a single lump sum pursuant to Section 6(g) of this Agreement; and (ii) six (6) months from the effective date of the termination of Executive’s employment if such employment is terminated By Resignation or With Cause. Notwithstanding the foregoing or anything to the contrary herein, Executive shall be entitled to engage in the practice of loan consulting and review during the Non-Competition Period and the foregoing restrictions shall not apply to any activities in which Executive engages that are within the scope of Executive’s practice of loan consulting and review. The term “Affiliate” means, for all purposes of this

Agreement, any Legal Entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Bank. The following Legal Entities are Affiliates of the Bank as of the date of this Agreement: BankFinancial MHC, Inc.; BankFinancial Corporation; Financial Assurance Services, Inc.; SXNB Corporation; Success Bancshares, Inc. (a Delaware corporation in dissolution); Success Capital Trust I; and BF Asset Recovery Corporation.

(b) Non-Solicitation. Executive shall not, during the Non-Solicitation Period (as hereinafter defined), directly or indirectly, either as an individual for Executive’s own account, or as an employee, agent, independent contractor or consultant of or for any person or Legal Entity, or as an officer, director, stockholder, owner or member of any Legal Entity: (i) call upon or solicit for the purpose of obtaining Banking Business from, or do any Banking Business with, any person or Legal Entity that was or is a customer of the Bank or any Affiliate at any time between the Effective Date of this Agreement and the last day of the Non-Solicitation Period (a “Protected Customer”); (ii) divert or take away from the Bank or an Affiliate any existing Banking Business between the Bank or an Affiliate and a Protected Customer; (iii) call upon or solicit for the purpose of obtaining Banking Business from, or do any Banking Business with, any person or Legal Entity from which the Bank or an Affiliate purchased loans or personal property leases (or any payment streams thereunder), or that referred or originated loans or personal property leases (or any payment streams thereunder) to, for or on behalf of the Bank or an Affiliate at any time between the Effective Date of this Agreement and the last day of the Non-Solicitation Period (a “Protected Referral Source”); (iv) divert or take away from the Bank or an Affiliate any existing Banking Business between the Bank or an Affiliate and a Protected Referral Source; (v) solicit or induce any Protected Customer or Protected Referral Source to terminate or not renew or continue any Banking Business with the Bank or any Affiliate, or to terminate or not renew or continue any contractual relationship with the Bank or any Affiliate; (vi) hire, or assist or cause any person or Legal Entity with which Executive is affiliated or associated in hiring, any person who was or is an employee of the Bank or any Affiliate between the Effective Date of this Agreement and the last day of the Non-Solicitation Period (a “Protected Employee”); (vii) solicit or induce any Protected Employee to terminate his or her employment with the Bank or any Affiliate; or (viii) attempt to do, or conspire with or aid and abet others in doing or attempting to do, any of the foregoing. The term “Non-Solicitation Period” shall mean, except as provided in Section 8(f) below, a period of eighteen (18) months commencing on the effective date of the termination of Executive’s employment.

(c) Confidentiality. Executive recognizes and acknowledges that personal information and knowledge thereof regarding the customers of the Bank and its Affiliates are protected by state and federal law and the Privacy Principles of the Bank and its Affiliates, as amended from time to time (collectively, “Protected Customer Information”), and that customer lists, trade secrets, nonpublic financial information, and nonpublic past, present, planned or considered business activities of the Bank and its Affiliates and any plans for such business activities (collectively, “Proprietary Information”) are valuable, special and unique assets of the Bank. Executive will not, during or after the Employment Period, disclose any Protected Customer Information or Proprietary Information or his knowledge thereof to any person or Legal Entity other than the Bank of any Affiliate, or use any Protected Customer Information or Proprietary Information to the detriment of the Bank, any Affiliate or any of their respective customers or employees, or for the benefit of himself, any person or any Legal Entity, for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may (i) disclose and use information that becomes publicly known through no wrongful act or omission of Executive, but only if the disclosure of such information is not restricted by any applicable state or federal laws or regulations and the information is not received from a person who was or is bound by an obligation not to disclose such information; (ii) disclose and use any financial, banking, business or economic principles, concepts or ideas that do not constitute Protected Customer Information or Proprietary Information; (iii) disclose any information regarding the business activities of the Bank or its Affiliates to a governmental authority pursuant to a formal written request made by such governmental authority; and (iv) disclose any information required to be disclosed by Executive pursuant to an order or judicial process issued by a court of competent jurisdiction; provided, however, that to the extent not prohibited by applicable state or federal law, Executive shall provide the Bank or the applicable Affiliate with at least ten (10) days’ prior written notice of his intention to disclose information pursuant to subparagraph (iii) or (iv) of this Section 8(c).

(d) Cooperation in Legal Proceedings. During the Employment Period and for a period equal to three (3) years from the effective date of the termination of Executive’s employment, Executive shall, upon reasonable notice, furnish such cooperation, information and assistance to the Bank as may reasonably be required by the Bank or any Affiliate of the Bank in connection with any pending or threatened judicial, administrative or arbitration proceeding or any investigation that is based on events or circumstances in which Executive had personal knowledge or involvement and in which the Bank or any of its Affiliates is or may become a party or target, except for proceedings instituted against Executive by the Bank or any governmental or regulatory authority, or proceedings instituted by Executive against the Bank to enforce the terms of this Agreement or any other duties or obligations of the Bank to Executive. The Bank, or if applicable, its Affiliate, shall reimburse Executive for all reasonable costs and expenses incurred by Executive in providing such cooperation, information and assistance. Unless Executive’s appearance is compelled by a court order or other legal process, Executive shall not be obligated to devote more than two (2) days per calendar month in fulfilling his obligations under this Section 8(d), and the Bank or its Affiliate shall make reasonable accommodations to avoid interfering with any duties that Executive may then have to any client or other employer. Notwithstanding anything to the contrary in this Section 8(d) or this Agreement, while Executive will be encouraged to voluntarily provide sworn testimony where appropriate, Executive shall have no duty to provide sworn testimony in any judicial, arbitration or discovery proceeding except as may be required by any rule of procedure, subpoena or judicial process applicable to or enforceable against Executive, and in no case shall Executive be required to provide any testimony that, in the judgment of Executive, might or could expose him to civil liability or compromise his privilege against self incrimination. Any testimony given by Executive in such a proceeding shall be truthful, but in no event shall the content of any testimony given by Executive in such a proceeding constitute a breach of this Section 8(d) or any other provision of this Agreement. Executive may condition his providing of assistance and testimony hereunder on his receipt of an undertaking from the Bank that it will indemnify him for such actions to the fullest extent permitted by applicable law.

(e) Remedies. Executive and the Bank stipulate that irreparable injury will result to the Bank and its Affiliates and their business and property in the event of Executive’s violation of any provision of this Section 8, and agree that, in the event of any such violation by Executive, the Bank, and if applicable, its Affiliates, will be entitled, in addition to any other rights, remedies and money damages that may then be available, to injunctive relief to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employees and all persons acting for, under the direction or control of or in concert with Executive, and to such other equitable remedies as may then be available. Nothing herein will be construed as prohibiting the Bank or any Affiliate from pursuing any other remedies available to the Bank or such Affiliate for such breach or threatened breach, including the recovery of money damages from Executive.

(f) Adjustment of Non-Solicitation Period. The Non-Solicitation Period shall be reduced from eighteen (18) months to ninety (90) days, but only with respect to the restrictions set forth in Subsection (b)(i) and Subsection (b)(iii) of Section 8 of this Agreement (and the prohibitions in Subsection (b)(viii) of Section 8 against, aiding, abetting, inducing or conspiring with others to violate those restrictions), in the event that the Bank terminates Executive’s employment For Cause based on a repeated and material failure to achieve minimum objectives under a Business Plan established in accordance with Section 1(d) of this Agreement, or a repeated and material failure of Executive to meet reasonable performance standards established in accordance with Section 1(d) of this Agreement. The Non-Solicitation Period shall be reduced from eighteen (18) months to six (6) months, but only with respect to the restrictions set forth in Subsection (b)(i) and Subsection (b)(iii) of Section 8 of this Agreement (and the prohibitions in Subsection (b)(viii) of Section 8 against, aiding, abetting, inducing or conspiring with others to violate those restrictions), in the event that the Bank terminates this Agreement Without Cause or Executive terminates this Agreement for Good Reason, provided that, in either case, Executive executes and delivers to the Bank a writing, acceptable in form and substance to the Bank, that releases and waives any and all obligations that the Bank may have under Section 6(c) or 6(e) of this Agreement to pay Executive any Base Salary after the expiration of such six-month period, or to provide Executive (or upon his death, his surviving spouse and minor children, if any) with coverage under the Core Plans after the expiration of such six-month Non-Solicitation Period. Notwithstanding the foregoing, in the event that the Bank has theretofore made a lump sum payment to Executive pursuant to Section 6(g) of this Agreement that included amounts attributable to any period of time after the expiration of such six-month Non-Solicitation Period, Executive shall refund to the Bank all amounts attributable to such period of time as a condition precedent to the reduction of the Non-Solicitation Period from eighteen (18) months to six (6) months.

9. SOURCE OF FUNDS; ALLOCATION.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank; provided, however, that to the extent that any compensation payments and benefits provided for in this Agreement are paid to or received by Executive from either or both of BFC and BFMHC, whether pursuant to the BFMHC Agreement or the BFC Agreement (collectively, the “Holding Company Contracts”) or otherwise, such compensation payments and benefits paid by BFC and BFMHC shall be subtracted from any amounts due simultaneously to Executive under this Agreement. Payments due Executive pursuant to this Agreement and the Holding Company Contracts shall be allocated in proportion to the services rendered and time expended on such activities by Executive as determined by BFC, BFMHC and the Bank on a quarterly basis or as required by law.

10. EFFECT ON PRIOR AGREEMENTS AND EXISTING PLANS.

This Agreement contains the entire understanding between the parties hereto with respect to Executive’s employment with the Bank, and supersedes any prior offer of employment, employment letter or other agreements or understandings between the Bank and Executive, whether oral or written, with respect thereto, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind provided for in any Core Plan or any separate plan or program established for the benefit of Bank employees generally, or any separate plan or program established after the date of this Agreement for the specific benefit of Executive. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

11. MODIFICATION AND WAIVER.

This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto and approved by the Board. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived. Notwithstanding the foregoing, in the event that any provision or the implementation of any provision of this Agreement is finally determined to violate any applicable law, regulation or other regulatory requirement that is binding on the Bank, or to constitute an unsafe and unsound banking practice, Executive and the Bank agree to amend such provision to the extent necessary to remove or eliminate such violation or unsafe and unsound banking practice, and such provision shall then be applicable in the amended form.

12. NO ATTACHMENT.

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

13. REQUIRED PROVISIONS.

In the event any of the foregoing provisions of this Agreement are in conflict with the provisions of this Section 13, this Section 13 shall prevail.

(a) Rights Not Prejudiced. The Bank may terminate Executive’s employment at any time, but any termination by the Bank, other than For Cause, shall not prejudice any right of Executive to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after a termination For Cause as provided in Section 6(a) hereof.

(b) Suspension; Temporary Removal. If Executive is suspended and/or temporarily prohibited from participating in the conduct of the affairs of the Bank or an Affiliate by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(3) or (g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while the contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c) Removal; Prohibition. If Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of the Bank or an Affiliate by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) Bank in Default. If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1), all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e) Regulatory Termination. All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the institution: (i) by the Director of the OTS (or his designee) at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1823(c); or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f) Certain Payments. Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and 12 C.F.R. Section 545.121 and any rules and regulations promulgated thereunder.

(g) OTS Limitation. Notwithstanding anything to the contrary in this Agreement, in no case shall the total Departure Compensation (defined below) paid to Executive upon the termination of his employment with the Bank, regardless of the reason, exceed three (3) times Executive’s Average Annual Regulatory Compensation (defined below). The term “Departure Compensation” shall any mean payments and other things of value that the Bank makes or provides to Executive upon the termination of Executive’s employment with the Bank, but shall not mean or include any Prorated Incentive Compensation (defined above) that the Board determines was earned by Executive prior to the Effective Date of termination, any Earned Salary (defined above) or any Accrued Plan Contributions (defined above). The term “Average Annual Regulatory Compensation” shall mean the average of Executive’s annual Regulatory Compensation (defined below) based on the most recent three (3) tax years, or if Executive was employed by the Bank for less than three (3) full tax years, based on such lesser number of tax years or portions thereof as Executive was employed by the Bank. The term “Regulatory

Compensation” shall mean, for the purposes of the foregoing definition as it relates to any tax year, any payment of money or provision of any other thing of value by the Bank to Executive in consideration of Executive’s employment, including, without limitation, Base Salary, commissions, bonuses, pension and profit-sharing plans, severance payments, retirement, director or committee fees, fringe benefits, payment of expense items without accountability or business purpose or that do not meet Internal Revenue Service requirements for deductibility by the association. In the event that the total Departure Compensation that becomes due to Executive under this Agreement exceeds three (3) times Executive’s Average Annual Regulatory Compensation, the aggregate payments or other things of value constituting Departure Compensation shall be reduced to a lesser amount, the value of which shall be one dollar ($1.00) less than three (3) times Executive’s Average Annual Regulatory Compensation. In such a case, the reduction shall be allocated among the components of such payments and other things of value in the manner designated by Executive.

14. WITHHOLDING.

All payments required to be made to Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Bank reasonably determines should be withheld pursuant to any applicable state or federal law or regulation.

15. SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision that is not held invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect. Without limiting the foregoing, if any provisions of Section 8 of this Agreement are held to be unenforceable because of the scope, duration or area of applicability, the court making such determination shall have the power to modify such scope, duration or area of applicability, or all of them, and such provision shall then be applicable in the modified form.

16. HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17. GOVERNING LAW.

The validity, interpretation, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Illinois, without regard or reference to any principles of conflicts of law of the State of Illinois, except to the extent that such internal laws are preempted by the laws of the United States or the regulations of the OTS or any other agency of the United States.

18. DISPUTE RESOLUTION.

(a) Arbitration. Except for claims, cases or controversies based on or arising out of Section 8 of this Agreement (“Section 8 Claims”), all claims, cases or controversies arising out of or in connection with either this Agreement, Executive’s employment with the Bank or the termination or cessation of such employment (collectively, “Employment Claims”), whether asserted against the Bank, an Affiliate (as defined below), and/or an officer, director or employee of the Bank or an Affiliate, and whether based on this Agreement or existing or subsequently enacted or adopted statutory or common law doctrines, shall be finally settled by arbitration conducted by JAMS Endispute or a successor entity (“JAMS”) in Chicago, Illinois, in accordance with the then applicable Employment Arbitration Rules and Procedures of JAMS, or in the event JAMS or a successor in interest of JAMS no longer provides arbitration services, by the American Arbitration Association or a successor entity (the “AAA”) in accordance with its then applicable National Rules for the Resolution of Employment Disputes. The costs and fees imposed by JAMS or the AAA for conducting such arbitration shall be borne equally by Executive and the Bank unless the arbitrator determines otherwise. The award rendered by the arbitrator(s) shall be final and binding upon Executive, the Bank and any other parties to such proceeding, and may be entered and enforced as a judgment in any court of competent jurisdiction. The Employment Claims subject to arbitration hereunder shall include, but shall not be limited to, those arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, including the amendments of the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the law of contract, the law of tort, and other claims under federal, state or local statutes, ordinances and rules or the common law. Executive and the Bank acknowledge that by agreeing to arbitration they are relinquishing all rights they have to sue each other for Employment Claims that do not constitute Section 8 Claims and any rights that they may have to a jury trial on Employment Claims that do not constitute Section 8 Claims.

(b) Section 8 Claims. All Section 8 Claims shall be brought, commenced and maintained only in a state or federal court of competent jurisdiction situated in the County of Cook or the County of DuPage, State of Illinois. Executive and the Bank each hereby (i) consents to the exercise of jurisdiction over his or its person and property by any court of competent jurisdiction situated in the County of Cook or the County of DuPage, State of Illinois for the enforcement of any claim, case or controversy based on or arising under Section 8 of this Agreement; (ii) waives any and all personal or other rights to object to such jurisdiction for such purposes; and (iii) waives any objection which it may have to the laying of venue of any such action, suit or proceeding in any such court.

19. INDEMNIFICATION AND INSURANCE.

(a) Indemnification, Advancement and Insurance. The Bank shall, subject to the conditions and findings set forth in 12 C.F.R. Section 545.121: (i) provide Executive (including his heirs, executors and administrators), at the Bank’s expense, with insurance under a directors’ and officers’ liability insurance policy that reasonably and adequately insures Executive for his acts and omissions as a director, officer or employee of the Bank and its subsidiaries; (ii) indemnify Executive (and his heirs, executors and administrators) against all judgments entered and settlements made in any pending or threatened action and any appeal or other proceeding for review of such action, regardless of whether such action is a judicial or administrative proceeding, if such action was brought or threatened because Executive is or was a director, officer or employee of the Bank or any of its subsidiaries; (iii) indemnify Executive (and his heirs, executors and administrators) against all and reasonable costs and expenses, including reasonable attorney’s fees, actually paid or incurred by Executive in defending or settling any such action, or in enforcing Executive’s rights to indemnification under this Section 19; and (iv) to the extent that the Bank is not then authorized by applicable law to provide such indemnification, advance Executive his reasonable costs and expenses, including reasonable attorney’s fees, arising from the settlement or defense of any such action, subject to the Bank’s receipt of a written undertaking from Executive to repay all costs and expenses so advanced if Executive is later determined not to be entitled to indemnification. In the event that 12 C.F.R. Section 545.121 or the provisions of the Bank’s bylaws or charter that relate to indemnification and the advancement of expenses are hereafter amended, such amendment shall apply to the Bank’s obligations under this Section 19, but only to the extent that it increases the Bank’s authority to indemnify or advance expenses to Executive beyond the authority that was provided, or reduces any limitations on such authority that were imposed, by 12 C.F.R. Section 545.121 and the provisions of the Bank’s bylaws or charter on the Effective Date. Notwithstanding the foregoing and anything to the contrary in this Agreement, the Bank shall have no obligations under this Section 19 or under any provision of its charter or bylaws to provide indemnification or advance expenses to Executive in connection with any pending or threatened action, and any appeal or other proceeding for review of such action, regardless of whether such action is a judicial or administrative proceeding, if such action was brought or threatened because Executive is or was a director, officer or employee of a person or Legal Entity that is not or was not an Affiliate of the Bank, or because of any duty or alleged duty arising out of a past or present employment, contractual or other legal relationship between Executive and a Legal Entity that is or was not an Affiliate of the Bank. Any payments made to Executive pursuant to this Section 19 shall be subject to and conditioned upon compliance with the applicable provisions of 12 U.S.C. 1828(k), as amended, and 12 C.F.R. Section 545.121, as amended, and any rules or regulations promulgated in connection with therewith.

(b) Procedures. Any request for indemnity or the advancement of expenses shall be made in a written notice delivered by Executive to the General Counsel of the Bank. The notice shall describe with reasonable particularity the claim that has been made or threatened against Executive and the reasons why Executive believes that it is lawful and appropriate for the Bank to indemnify or advance expenses to him in connection with such claim. Following the delivery of such written notice, the Board shall, as soon as practicable and by no later than its next regularly scheduled Board meeting, adopt a resolution by the affirmative vote of not less than a majority of its members (i) determining in good faith and on the basis of reasonable evidence or other information whether or not Executive, in connection with such claim, was acting in good faith within the scope of his employment or authority as he perceived it under the circumstances and for a purpose he could reasonably have believed under the circumstances was in the best interests of the Bank, and (ii) determining whether or not the Bank will approve or deny Executive’s request subject to any regulatory notification requirements; provided, however, that if the Board lacks sufficient evidence or other information at the time of such meeting to make the determination set forth in Subsection (i) of this Section 19(b), the Board shall adopt a resolution at such meeting by the affirmative vote of not less than a majority of its members determining whether or not the Bank will advance Executive the reasonable costs of defending or settling such claim, subject to such undertakings by Executive as may be required by applicable law. The Board shall provide Executive with a copy of each such resolution promptly after its adoption.

20. COSTS AND LEGAL FEES.

(a) Payment to Executive. Except as provided in Section 18(a) hereof, in the event any dispute or controversy arising under or in connection with any provision of this Agreement other than Section 8 hereof is resolved on the merits in favor of Executive pursuant to an arbitration award or final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected), the Bank shall be obligated to pay Executive, within thirty (30) after the date on which such judgment becomes final and not subject to further appeal, all reasonable costs and legal fees paid or incurred by Executive in connection with such dispute or controversy.

(b) Payment to Bank. Except as provided in Section 18(a) hereof, in the event any dispute or controversy arising under or in connection with Section 8 of this Agreement is resolved on the merits in favor of the Bank pursuant to an arbitration award or final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected), Executive shall be obligated to pay the Bank, within thirty (30) after the date on which such judgment becomes final and not subject to further appeal, all reasonable costs and legal fees paid or incurred by the Bank in connection with such dispute or controversy.

21. NO CONFLICTS.

Executive has heretofore advised the Bank and hereby represents that the execution and delivery of this Agreement and the performance of the obligations hereunder do not and will not conflict with, or result in any default, violation or breach of any contract or agreement to which Executive is a party, or of any legal duty of Executive.

22. SURVIVAL.

The rights and obligations of Executive and the Bank under Sections 6, 8, 13, 17, 18, 19 and 20 of this Agreement shall survive the termination of Executive’s employment and the termination or expiration of this Agreement. All other rights and obligations of Executive and the Bank shall survive the termination or expiration of this Agreement only to the extent that they expressly contemplate future performance and remain unperformed.

23. SUCCESSORS AND ASSIGNS.

(a) Continuing Rights and Obligations. This Agreement shall be binding upon, and inure to the benefit of, Executive and his heirs, executors, administrators and assigns, and the Bank and its successors and assigns. The Bank shall require any of its respective successors or assigns, whether resulting from a purchase, merger, consolidation, reorganization, conversion or a transfer of all or substantially all of its business or assets, to expressly and unconditionally to assume and agree to perform its respective obligations under this Agreement, in the same manner and to the same extent that it would be required to perform such obligations if no such succession or assignment had occurred.

(b) Payments to Estate or Trust. Any amounts due Executive hereunder shall be paid to Executive’s estate in the event of Executive’s death except as expressly provided herein; provided that, notwithstanding the foregoing, Executive may, in his discretion, provide for the payment of some or all of such amounts to a trust established by Executive, and may provide for the payment of amounts payable under the Life Insurance Policy to the beneficiaries designated by Executive. In the event that Executive desires that such amounts be paid to a trust, Executive shall notify the Bank of such intention in writing and comply with any requirements of applicable law.

IN WITNESS WHEREOF, BankFinancial, F.S.B. has caused this Agreement to be executed by its duly authorized officers and directors, and Executive has signed this Agreement as of this 21st day of March 2003.

BANKFINANCIAL, F.S.B.		EXECUTIVE

By:	/s/ F. Morgan Gasior	/s/ Robert J. O’Shaughnessy
Name: Robert J. O’Shaughnessy
Its	Chief Executive Officer

To:	Robert O’Shaughnessy

From:	James Brennan
Secretary to the Board

Re:	Employment Agreement Annual Review

Date:	April 5, 2004

I am pleased to confirm that, at a meeting held on March 31, 2004, the Board of Directors of BankFinancial, F.S.B. conducted the annual review referenced in Section 2(b) of your Employment Agreement. The Board concluded, after performing the review, to extend the Employment Period, as referenced in Section 2(a) of the Employment Agreement, for an additional one year so that the remaining term of the Employment Period will be thirty-six (36) months and will end on March 31, 2007; and to ratify the decision that the Board’s Compensation Committee made earlier this year regarding your base salary and incentive compensation.

Kindly acknowledge your receipt and acceptance of this notice by signing it in the space indicated below and returning it to me.

/s/ Robert O’Shaughnessy